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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Amendment No. 2 to Registration Statement (Form S-3 No. 333-61616), and related Prospectus of Matrix Pharmaceutical, Inc. for the registration of its common stock, preferred stock, common stock warrants and preferred stock warrants with a maximum aggregate offering price of $30,000,000 and to the incorporation by reference therein of our report dated January 20, 2001, with respect to the consolidated financial statements and schedules of Matrix Pharmaceutical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

Palo Alto, California
July 23, 2001

                      /s/ ERNST & YOUNG LLP

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CONSENT OF INDEPENDENT AUDITORS